EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: John Sorensen
(914) 595-8204

VISANT CORPORATION ANNOUNCES 2006 SECOND QUARTER RESULTS

ARMONK, NY, August 3, 2006 — VISANT CORPORATION today announced its results for the second quarter ended July 1, 2006, including consolidated net sales of $548.1 million for the quarter, compared to  consolidated net sales of $549.6 million in the second quarter of 2005. In addition, the company reported consolidated net income for the second quarter of 2006 of $70.7 million compared to consolidated net income of $57.0 million for the same period of 2005. Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) of $170.4 million for the second quarter of 2006, an increase of 12.3%, over EBITDA of $151.7 million for the second quarter of 2005.

For the first six months of 2006, consolidated net sales were $853.2 million, versus $850.5 million for the same  2005 period. Consolidated net income increased by 48.3% during the first six months of 2006 to $72.5 million from $48.9 million for the same prior year period. Consolidated EBITDA for the first six months of 2006 totaled $225.7 million, an increase of 15.3%, versus $195.7 million for the first six months of 2005.

Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) of $172.2 million for the second quarter of 2006 represents an increase of 4.1% compared to consolidated Adjusted EBITDA of $165.5 million during the second quarter of 2005. Consolidated Adjusted EBITDA totaled $231.0 million for the first six months of 2006, an increase of 6.7%, compared to consolidated Adjusted EBITDA of $216.5 million for the same period of 2005.

Commenting on the second quarter performance, Marc Reisch, Chairman, President and Chief Executive Officer of Visant, said, “Strong performance by the Jostens Yearbook segment,  as well as good growth by our Marketing Services business contributed to our solid second quarter results. During the quarter, we also executed two important steps in our strategic growth plan by completing both the sale of the Jostens Photo businesses and the acquisition of Dixon Direct. I am also pleased that in early July we made an optional pre-payment of $100 million on our Term Loan C facility. The total pre-payments on our term loans since Visant was formed in October 2004 now total $303.5 million.”

On June 30, 2006, the company completed the sale of its Jostens photography businesses in Canada and the United States. As a result, all amounts relating to Jostens photography business have been reclassified from the various lines on the consolidated statement of operations to a single caption titled “Loss from discontinued operations, net”. Previously this business was reported as a separate segment, which included certain allocated corporate costs which have been reallocated to the remaining reportable segments.

The net sales of the Jostens Scholastic segment decreased $9.8 million, or 7.0%, to $129.9 million for the second quarter of 2006 from $139.6 million for the second quarter of 2005. The decrease was primarily attributable to timing, since 2005’s second quarter recognized a shift of scholastic net sales from 2005’s first quarter due to the production challenges last year. Such a shift did not occur in 2006. Jostens Yearbook net sales increased $10.1 million, or 4.1%, to $254.3 million for the quarter ended July 1, 2006 compared to $244.3 million in the second quarter of 2005.

The net sales of the Marketing and Publishing Services segment increased $9.0 million, or 8.1%, to $120.7 million during the second quarter of 2006 from $111.7 million in the second quarter of 2005. This increase was attributable to higher sales of paper to our customers of approximately $5.2 million as well as higher direct marketing sales. On June 16, 2006, the company acquired the assets of Dixon Web, (now known as Dixon Direct), which contributed slightly to the net sales of the Marketing and Publishing Services segment for the quarter. The net sales of the Educational Textbook business decreased $10.0 million, or 17.8%, to $46.3 million for the second quarter of 2006 from $56.3 million for the second quarter of 2005 due to lower sales of paper of approximately $4.4 million as well as lower volume from certain customers.

The Adjusted EBITDA of the Jostens Scholastic segment decreased $4.1 million, or 12.5%, to $28.6 million during the second quarter of 2006 from $32.7 million during the second quarter of 2005. The year-over-year decrease was primarily attributable to lower sales volume discussed above, as well as the impact of $1.5 million for higher gold costs in 2006. Jostens Yearbook Adjusted EBITDA improved $10.5 million, to $111.3 million for the second quarter of 2006 compared to $100.8 million for the same period in 2005. The increase related to higher sales and continued savings from operating synergies and other cost reduction initiatives.

The Adjusted EBITDA of the Marketing and Publishing Services segment increased $1.8 million, or 8.9%, to $21.5 million for the second quarter of 2006 from $19.7 million in the second quarter of 2005. This increase was primarily attributable to higher sales volume and savings from operating synergies. The Adjusted EBITDA of the Educational Textbook segment decreased $1.5 million, or 12.1%, to $10.8 million for the second quarter of 2006 from $12.3 million in the second quarter of 2005 due to lower volume from certain customers, partially offset by cost reductions from operating synergies.

For the six-month period ended July 1, 2006, net sales for Jostens Scholastic segment were $264.2 million, an increase of 0.4%, compared to $263.2 million in the prior year comparative period. Jostens Yearbook net sales were $262.6 million for the six-month period ended July 1, 2006, an increase of 4.1%, compared to $252.2 million of net sales in the same prior year period.

The net sales of the Marketing and Publishing Services segment increased $3.0 million, or 1.2%, to $242.4 million during the six-month period ended July 1, 2006 from $239.4 million for the comparable period in 2005. This increase was primarily attributable to higher sales of paper to customers of approximately $3.6 million, while higher sales of direct marketing materials were offset by lower sampling sales during the period. The net sales of the Educational Textbook business decreased $11.3 million, or 11.2%, to $89.1 million for the first six months of 2006 from $100.4 million in 2005 due to lower sales of paper of approximately $3.9 million as well as lower sales volume to certain customers.

For the six months ended July 1, 2006, Jostens Scholastic reported Adjusted EBITDA of $58.8 million, an increase of $1.7 million, compared to $57.1 million for the prior year comparative period. This increase was due primarily to cost reduction initiatives and synergies offset by the impact of $2.7 million for higher gold costs. Jostens Yearbook reported Adjusted EBITDA of $106.9 million for the first six months of 2006, an increase of $13.0 million, compared to $93.9 million for the same prior year period. The increase was related to higher sales volume and the impact of operating synergies and other cost reduction initiatives.

The Marketing and Publishing services segment reported Adjusted EBITDA of $48.4 million, an increase of $2.5 million, compared to $45.9 million during the first six months of 2005. This increase was mainly the result of higher earnings from direct marketing services and operating synergies, partially offset by lower first half earnings from Visant’s sampling business. The Adjusted EBITDA of the Educational Textbook segment decreased by $2.7 million to $16.9 million for the six months ended July 1, 2006 compared to $19.6 million for the same period in 2005 due to lower sales volume.

As of July 1, 2006, Visant Corporation’s consolidated debt was $1,328.9 million, including $12.4 million outstanding under its Canadian revolving line of credit. Visant’s cash position at July 1, 2006 totaled $136.8 million. Visant Corporation’s parent, Visant Holding Corp. (“Holdings”), also had senior discount notes with an accreted value of $194.2 million, senior notes of $350.0 million and cash of $1.7 million as of July 1, 2006. As noted above, on July 7, 2006, Visant made an additional optional pre-payment of $100 million under its Term

Loan C facility.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data. It should be noted that Adjusted EBITDA as presented excludes certain non-recurring costs, including Jostens 2005 incremental diploma costs. These higher than planned diploma production and delivery costs were incurred in connection with the manufacturing inefficiencies resulting from relocation of Jostens’ diploma operations out of the Red Wing, Minnesota manufacturing facility to certain other facilities in 2005.

Supplemental data has also been provided for Visant’s four segments: Jostens Scholastic, Jostens Yearbook, Marketing and Publishing Services and Educational Textbook.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the second quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics and educational publishing markets.

Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation. Jostens’ operations are reported in two segments: 1) Jostens Scholastic, which includes the production of class rings and graduation products and 2) Jostens Yearbook.

Visant’s Marketing and Publishing Services produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative products and services to the direct marketing sector. The group also produces testing and supplemental materials and related components for educational publishers. Visant’s Educational Textbook business produces four-color case-bound educational textbooks.

 SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results, to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them. Such risks and uncertainties include, but are not limited to, the following:  our substantial indebtedness; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; the loss of significant customers or customer relationships; fluctuations in raw material prices; our reliance on a limited number of suppliers; our reliance on numerous complex information systems; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses; labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; control by our stockholders; our dependency on the sale of school textbooks, the textbook adoption cycle and levels of government funding for education spending; Jostens’ reliance on independent sales representatives; and the failure of our sampling systems to comply with U.S. postal regulations. These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements. We caution that the foregoing list of important factors is not exclusive. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical condensed consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods and because the covenants in its debt agreements are tied to these measures.

VISANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
In thousands	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net sales	$548,075	$549,587	$853,216	$850,521
Cost of products sold	276,496	294,548	450,596	476,903
Gross profit	271,579	255,039	402,620	373,618
Selling and administrative expenses	126,384	128,645	223,203	227,178
(Gain) loss on disposal of fixed assets	(827)	256	(847)	247
Transaction costs	—	440	—	1,324
Special charges	(110)	1,855	2,634	4,549
Operating income	146,132	123,843	177,630	140,320
Interest expense, net	24,749	25,996	50,919	52,144
Income before income taxes	121,383	97,847	126,711	88,176
Provision for income taxes	47,318	39,478	48,817	35,368
Income from continuing operations	74,065	58,369	77,894	52,808
Loss from discontinued operations, net	(3,341)	(1,394)	(5,415)	(3,922)
Net income	$70,724	$56,975	$72,479	$48,886

Adjusted EBITDA (1)	$172,193	$165,490	$231,048	$216,538

Adjusted EBITDA Reconciliation:

In thousands
Net income	$70,724	$56,975	$72,479	$48,886
Interest expense, net	24,749	25,996	50,919	52,144
Provision for income taxes	47,318	39,478	48,817	35,368
Depreciation and amortization expense	24,229	27,815	48,091	55,393
Discontinued operations, net	3,341	1,394	5,415	3,922
EBITDA	170,361	151,658	225,721	195,713

Special charges (2)	(110)	2,295	2,634	5,873
Jostens diploma incremental costs	—	10,066	—	11,927
(Gain) loss on disposal of fixed assets	(827)	256	(847)	247
Other (3)	2,769	1,215	3,540	2,778
Adjusted EBITDA (1)	$172,193	$165,490	$231,048	$216,538

(1)             Adjusted EBITDA is defined as net income (loss) plus net interest expense, income taxes, depreciation and amortization, and loss (gain) from discontinued operations, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(2)             Special charges for the six month period of 2006 include a first quarter $2.3 million impairment charge relating to the Jostens headquarters building and approximately $0.3 million of restructuring charges. For 2005, amounts consist of restructuring costs and residual costs incurred in connection with the October 4, 2004 transactions that formed Visant.

(3)    Consists primarily of management and advisory fees and certain non-recurring items, including consulting fees of $1.7 million and $0.4 million for the quarters ended July 1, 2006 and July 2, 2005, respectively. For the six-month periods ended 2006 and 2005, consulting fees were $1.7 million and $1.2 million, respectively.

VISANT CORPORATION AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA

	Three months ended
	July 1,	July 2,
In thousands	2006	2005	$ Change	% Change
Net sales
Jostens Scholastic	$129,854	$139,614	$(9,760)	(7.0)%
Jostens Yearbook	254,339	244,266	10,073	4.1%
Marketing and Publishing Services	120,695	111,653	9,042	8.1%
Educational Textbook	46,315	56,316	(10,001)	(17.8)%
Inter-segment eliminations	(3,128)	(2,262)	(866)	NM
	$548,075	$549,587	$(1,512)	(0.3)%
Adjusted EBITDA
Jostens Scholastic	$28,644	$32,734	$(4,090)	(12.5)%
Jostens Yearbook	111,294	100,763	10,531	10.5%
Marketing and Publishing Services	21,469	19,722	1,747	8.9%
Educational Textbook	10,786	12,271	(1,485)	(12.1)%
	$172,193	$165,490	$6,703	4.1%

NM = not meaningful

	Six months ended
	July 1,	July 2,
In thousands	2006	2005	$ Change	% Change
Net sales
Jostens Scholastic	$264,237	$263,194	$1,043	0.4%
Jostens Yearbook	262,634	252,238	10,396	4.1%
Marketing and Publishing Services	242,370	239,409	2,961	1.2%
Educational Textbook	89,097	100,386	(11,289)	(11.2)%
Inter-segment eliminations	(5,122)	(4,706)	(416)	NM
	$853,216	$850,521	$2,695	0.3%
Adjusted EBITDA
Jostens Scholastic	$58,845	$57,112	$1,733	3.0%
Jostens Yearbook	106,938	93,931	13,007	13.8%
Marketing and Publishing Services	48,392	45,882	2,510	5.5%
Educational Textbook	16,873	19,613	(2,740)	(14.0)%
	$231,048	$216,538	$14,510	6.7%

NM = not meaningful

VISANT CORPORATION AND SUBSIDIARIES

SALES AND ADJUSTED EBITDA - RESTATED FOR DISCONTINUED

OPERATIONS OF JOSTENS’ PHOTOGRAPHY BUSINESS (UNAUDITED)

	2005 - quarter ended					2006 - quarter ended
In thousands	April 2	July 2	October 1	December 31	Total	April 1	July 1	Total
Net sales
Jostens Scholastic	$123,580	$139,614	$34,353	$127,438	$424,985	$134,383	$129,854	$264,237
Jostens Yearbook	7,972	244,266	68,453	27,820	348,511	8,295	254,339	262,634
Marketing and Publishing Services	127,756	111,653	122,201	117,659	479,269	121,675	120,695	242,370
Educational Textbook	44,070	56,316	53,926	32,656	186,968	42,782	46,315	89,097
Inter-segment eliminations	(2,444)	(2,262)	(1,999)	(1,671)	(8,376)	(1,994)	(3,128)	(5,122)
	$300,934	$549,587	$276,934	$303,902	$1,431,357	$305,141	$548,075	$853,216

	2005 - quarter ended					2006 - quarter ended
In thousands	April 2	July 2	October 1	December 31	Total	April 1	July 1	Total
Adjusted EBITDA
Jostens Scholastic	$24,378	$32,734	$(9,610)	$34,691	$82,193	$30,201	$28,644	$58,845
Jostens Yearbook	(6,832)	100,763	16,592	(362)	110,161	(4,356)	111,294	106,938
Marketing and Publishing Services	26,160	19,722	23,662	21,292	90,836	26,923	21,469	48,392
Educational Textbook	7,342	12,271	7,398	1,806	28,817	6,087	10,786	16,873
	$51,048	$165,490	$38,042	$57,427	$312,007	$58,855	$172,193	$231,048